Exhibit 3.1

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.    The Articles of Incorporation of the corporation are hereby amended as follows:

    Article III, Section (a) of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following Article III, Section (a):

“(a)    Common stock. The corporation shall have authority to issue eighty million (80,000,000) shares of common stock with a par value of One Dollar ($1.00) per share.”

3.    The foregoing amendment was approved by, and proposed and recommended to the corporation's shareholders by, the Board of Directors on March 25, 2013, and approved by the shareholders on June 3, 2013, in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.     These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of July, 2013.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
    Ayden R. Lee, Jr.
Chairman, Chief Executive Officer, and President